As filed with the Securities and Exchange Commission on February 24, 2017

Registration No. 333-135038

Registration No. 333-138303

Registration No. 333-148332

Registration No. 333-151028

Registration No. 333-175421

Registration No. 333-192945

Registration No. 333-193530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-135038

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-138303

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-148332

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-151028

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-175421

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-192945

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-193530

DERMA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2328753
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

214 Carnegie Center, Suite 300
Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Richard D. Gorelick, Esq., Secretary

214 Carnegie Center, Suite 300

Princeton, NJ 08540

(609) 514-4744

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradley Faris, Esq.

Latham & Watkins LLP

330 N. Wabash Ave.

Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Counsel to Registrant

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-3 relates to the following Registration Statements of Derma Sciences, Inc., a Delaware corporation (the “Registrant”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-135038, filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2006, as amended by the Post-Effective Amendments filed on July 26, 2006, September 26, 2006 and October 10, 2006, respectively, registering the offer and sale of 14,030,296 shares of common stock, par value $0.01 per share (“Common Stock”) (prior to the Registrant’s 1-for-8 reverse split effective January 1, 2010), and such additional shares of Common Stock as may be issuable as a result of future stock splits, stock dividends and similar transactions;

•	Registration Statement No. 333-138303, filed with the Commission on October 30, 2006, registering the offer and sale of 5,603,180 shares of Common Stock (prior to the Registrant’s 1-for-8 reverse split effective January 1, 2010), and such additional shares of Common Stock as may be issuable as a result of future stock splits, stock dividends and similar transactions;

•	Registration Statement No. 333-148332, filed with the Commission on December 26, 2007, registering the offer and sale of 10,714,275 shares of Common Stock (prior to the Registrant’s 1-for-8 reverse split effective January 1, 2010), and such additional shares of Common Stock as may be issuable as a result of future stock splits, stock dividends and similar transactions;

•	Registration Statement No. 333-151028, filed with the Commission on May 20, 2008, as amended by the Post-Effective Amendment filed on June 21, 2010, registering the offer and sale of 1,161,565 shares of Common Stock (as adjusted to reflect the Registrant’s 1-for-8 reverse split effective January 1, 2010), and such additional shares of Common Stock as may be issuable as a result of future stock splits, stock dividends and similar transactions;

•	Registration Statement No. 333-175421, filed with the Commission on July 8, 2011, registering the offer and sale of 5,286,357 shares of Common Stock, and such additional shares of Common Stock as may be issuable as a result of future stock splits, stock dividends and similar transactions;

•	Registration Statement No. 333-192945, filed with the Commission on December 19, 2013, registering the offer and sale of $75,000,000 of securities, consisting of shares of Common Stock, warrants and units of one or more of such securities of the Registrant, including an indeterminate number of shares of Common Stock as may be issued upon conversion, exchange or exercise of the other securities registered thereunder; and

•	Registration Statement No. 333-193530, filed with the Commission on January 24, 2014, registering the offer and sale of additional shares of Common Stock and Warrants of the Registrant, with an aggregate offering price of $15,000,000, including an indeterminate number of shares of Common Stock as may be issued upon conversion, exchange or exercise of the other securities registered thereunder.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold. On January 10, 2017, the Registrant entered into an Agreement and Plan of Merger, among the Registrant, Integra Derma, Inc., a Delaware corporation (the “Purchaser”), and Integra LifeSciences Holdings Corporation, a Delaware corporation and parent company of the Purchaser (the “Parent”), pursuant to which the Purchaser offered to purchase all shares of outstanding Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Registrant (the “Offer”).

On February 24, 2017, following the expiration of the Offer and pursuant to the terms of the Merger Agreement, the Purchaser was merged with and into the Registrant with the Registrant continuing as the surviving corporation after the merger (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Registrant intends to file a Certification and Notice of Termination of Registration on Form 15 with the Commission with respect to its Common Stock. As a result of the Merger, no additional shares of Common Stock will be issued under the Registration Statements.

In light of the foregoing, the Registrant has determined to terminate the offerings under the Registration Statements.  Accordingly, the Registrant is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 24th day of February, 2017.

DERMA SCIENCES, INC.

By:	/s/ Peter J. Arduini
	Name:	Peter J. Arduini
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.